Exhibit 99.1

For Immediate Release
January 27, 2005

Press Release	Contact:
Paul A. Helbling, CAO
281-588-9102
paul.helbling@investools.com

INVESTools Acquires Prophet.Net for $7.9 Million in Cash,

Prophet.Net Content Powers New Active Investing Products

SALT LAKE CITY – January 27, 2005 – INVESTools Inc., (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced the acquisition of Prophet.Net and Prophet Financial Systems, a software development company located in Palo Alto, California that creates Web-based products enabling active investors to use technical analysis to trade more profitably.

Rated #1 by Barron’s since 2001 and a “Forbes Favorite” since 1999, Prophet.Net’s charting and technical analysis suite of products offer unparalleled tools for stocks, options, futures and currencies.  The site provides active investors with access to such features as:

•                  JavaCharts, an interactive charting applet;

•                  MarketMatrix, which includes streaming real-time quotes, portfolios, charts and alerts with Level II and Time & Sales;

•                  Chart Engine, a tool allowing charts to be customized and published in .gif format;

•                  ProphetScan, a live scan of the entire market based on user criteria;

•                  Prophet Patterns, a real-time pattern recognition of intraday and long-term patterns; and

•                  Mobile Prophet, wireless access to Prophet.Net.

Founded in July 1992 by Tim Knight, Prophet was profitable in 2004 generating in excess of $3.0 million in revenue. The company derives its revenue through three primary business activities, which include the sale of subscriptions to retail investors, the licensing of its tools to brokerage and financial sites and advertising.  The company has more than 4,400 paying subscribers and several licensees, including OptionsXpress, Scottrade, Standard & Poor’s, America Online and INVESTools, among others.   Prophet.Net has 22 full-time employees.

“We welcome Tim Knight and Prophet.Net’s retail subscribers, business partners and employees to the INVESTools’ family,” said Lee K. Barba, Chairman and Chief Executive Officer of INVESTools.  “With the acquisition of Prophet.Net, INVESTools has not only acquired the preeminent Web source in charting and technical analysis tools for stocks, options, futures and currencies, but also the ability to integrate these tools on an exclusive basis within our continuing education products, including INVESTools’ $34,999 Active Investing series which will be introduced to our students as part of this acquisition.

“The Prophet.Net acquisition, which evolved from INVESTools’ licensing relationship, completes the initial phase of the new product development strategy we began 18 months ago to increase the lifetime value of our students and drive growth in our operating margins – both of which we have achieved.  As a result, INVESTools now offers its students entry-level workshops priced from $495 to $4,000 with continuing education courses priced from $2,999 to $34,999.  The next phase of our product development initiative includes expanding the sale of investor education products, services and support to our students through our eToolbox strategy of online commerce.”

As part of the transaction, INVESTools acquired 100 percent of Prophet’s stock for $7.9 million in cash.  In addition, Tim Knight, Prophet’s Chief Executive Officer, President and Founder has entered into a two-year employment agreement with INVESTools as Vice President, Technology reporting to Mr. Barba.

Conference Call Information

In conjunction with this release, a conference call will be held to discuss the acquisition at 10:00 a.m. EST today.  The webcast of the call can be accessed through the Company’s corporate website at http://www.investools.com under Investor Relations.  Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast.  The online archive of the broadcast will be available within two hours following completion of the live call.

About INVESTools Inc.

INVESTools Inc. is a global leader in investor education.  The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, “at home” study programs, personal training sessions and through the Web.  More than 134,000 investors around the world have graduated from INVESTools investor education programs.  Visit the Company’s corporate Web site at http://www.investools.com for more information regarding the INVESTools Method.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect the Company’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to successfully integrate acquired and potential additional operating companies; demand for the Company’s products and services; the Company’s ability to compete effectively and adjust to rapidly changing market dynamics; the uncertainties associated with governmental regulation; and other factors detailed from time to time in the SEC reports of INVESTools Inc.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

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